Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Ajax Illinois Corp. (Illinois)

Rhino Software, Inc. (Wisconsin)

SolarWinds Canada Corporation (Nova Scotia)

SolarWinds Cyprus Limited (Cyprus)

SolarWinds Czech s.r.o. (Czech Republic)

SolarWinds India Private Limited (India)

SolarWinds IP Holding Company Limited (Ireland)

SolarWinds Software Asia Pte. Ltd. (Singapore)

SolarWinds Software Australia Pty. Ltd. (Australia)

SolarWinds Software Europe Limited (Ireland)

SolarWinds Software Europe (Holdings) Limited (Ireland)

SolarWinds Software South America Ltda. (Brazil)

SolarWinds Worldwide, LLC (Delaware) (d/b/a SolarWinds)

TriGeo Network Security, Inc. (Idaho)

SolarWinds New Zealand (New Zealand)